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Exhibit 23(d)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of
The Dayton Power and Light Company:

We consent to the use of our reports dated March 11, 2005, with respect to the consolidated balance sheets of The Dayton Power and Light Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated results of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in this registration statement on Form S-4/A by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KMPG LLP

KPMG LLP
Kansas City, Missouri
May 13, 2005

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  Exhibit 23(d)